EXHIBIT 12




                  SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   From Continuing Operations to Fixed Charges
                              Total Enterprise (a)

                                                     Six Months Ended June 30,                 Years Ended December 31,


                                                      1998        1997        1997        1996        1995        1994        1993
                                                      ----        ----        ----        ----        ----        ----        ----

                                                                                      (In Thousands)


Earnings from Continuing Operations:
    Income (loss) before income taxes             $ 96,946    $ 88,945    $170,227    $150,219    $134,124    $ 76,098    $127,618
    Fixed charges (see computation below)           19,645      16,569      34,785      43,028      48,779      47,576      58,250
                                                  --------    --------    --------    --------    --------    --------    --------
Total Earnings Available for Fixed Charges        $116,591    $105,514    $205,012    $193,247    $182,903    $123,674    $185,868
                                                  ========    ========    ========    ========    ========    ========    ========


Fixed Charges:
    Interest expense before deducting
       interest capitalized                       $ 18,573    $ 15,792    $ 33,130    $ 41,147    $ 46,859    $ 45,900    $ 56,600
    Rentals(b)                                       1,072         777       1,655       1,881       1,920       1,676       1,650
                                                  --------    --------    --------    --------    --------    --------    --------
                                                  $ 19,645    $ 16,569    $ 34,785    $ 43,028    $ 48,779    $ 47,576    $ 58,250
                                                  ========    ========    ========    ========    ========    ========    ========


Ratio of Earnings to Fixed Charges                     5.9         6.4         5.9         4.5         3.7         2.6         3.2
                                                      ====        ====        ====        ====        ====        ====        ====





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(a) Amounts  include  the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.